EXHIBIT  99.1


FOR RELEASE 5:00 P.M.


CONTACT:          Marty E. Adams
                  President & Chief Operating Officer
                  Sky Financial Group, Inc.
                  (419) 327-6300

                  Thomas J. O'Shane
                  Chairman, President & Chief Executive Officer
                  First Western Bancorp, Inc.
                  (724) 652-8550


                  SKY FINANCIAL GROUP, INC. ANNOUNCES
                         THE COMPLETION OF ITS
               ACQUISITION OF FIRST WESTERN BANCORP, INC.


August 6, 1999 (Bowling Green, Ohio; NASDAQ: SKYF) Sky Financial Group, Inc. today announced the completion of its acquisition of First Western Bancorp, Inc. and its subsidiary First Western Bank, N.A., headquartered in New Castle, Pennsylvania. The transaction is valued at $365 million.

Shareholders of First Western Bancorp will receive 1.211 shares of Sky Financial Group common stock for each share of First Western Bancorp owned.
The exchange of shares will qualify as a tax-free exchange, and the transaction will be accounted for as a pooling of interests.

As part of the transaction, First Western Bank has been merged with Sky Bank, Sky Financial's Salineville-based commercial bank affiliate.

Thomas J. O'Shane, Chairman, President & CEO of First Western Bancorp, and Robert C. Duvall, Director of First Western Bancorp, have been appointed to serve on the Board of Directors of Sky Financial Group, Inc.

"Our partnership with First Western Bancorp represents an exciting step in our company's growth, and we are extremely pleased at how well our companies complement each other, to the benefit of our shareholders, employees, customers and the community", said Marty E. Adams, Sky Financial Group's President and Chief Operating Officer.

Thomas J. O'Shane, Chairman, President and CEO of First Western Bancorp commented, "As a part of Sky Financial Group, we will continue to employ the community bank concept of exceptional customer service from exceptional people, with the added resources of a larger institution."

The following directors of First Western Bank, N.A. have been appointed to serve on the Board of Directors of Sky Bank: Thomas S. Mansell, Floyd H. McElwain, Barbara Bateman-McNees, Steven C. Warner and Harold F. Reed.





Richard L. Hardgrove , President and CEO of Sky Bank said, "We are extremely pleased to welcome the employees and customers of First Western to Sky Bank, and we look forward to continuing First Western's history of community banking."

Sky Financial Group, Inc. is a diversified financial services holding company headquartered in Bowling Green, Ohio. The Company's banking affiliates include Mid Am Bank, Toledo, Ohio; Sky Bank, Salineville, Ohio; and The Ohio Bank, Findlay, Ohio. The Company's financial service affiliates include Sky Asset Management Services, Inc., Clearwater, Florida; Sky Investments Inc., Bryan, Ohio; Sky Insurance Agency, Inc., Archbold, Ohio; Sky Financial Solutions, Inc., Columbus, Ohio; Mid Am Private Trust, N.A., Pepper Pike, Ohio; Mid Am Financial Services, Inc., and Simplicity Mortgage Consultants, Carmel, Indiana; Picton Cavanaugh, Inc., Toledo, Ohio; Mid Am Title Insurance Agency, Inc., Adrian, Michigan; Sky Technology Resources, Inc., Bowling Green, Ohio; ValueNet, Inc., Lisbon, Ohio; Freedom Financial Life Insurance Company, Phoenix, Arizona; and Freedom Express, Inc., Salineville, Ohio.


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